Exhibit 99.1

1200 RIVERPLACE BOULEVARD — JACKSONVILLE, FL 32207-1809 — (904) 346-1500

October 31, 2011	For more information:
Gregory W. Kleffner
FOR IMMEDIATE RELEASE	EVP, Chief Financial Officer
(904) 346-1500
investorrelations@steinmart.com

STEIN MART, INC. COMPLETES NEW BANK CREDIT FACILITY

JACKSONVILLE, FL – Stein Mart, Inc. (Nasdaq: SMRT) today announced the completion of a new $100 million senior secured revolving credit facility with Wells Fargo Bank, N.A. to replace an existing $150 million revolving credit facility which was maturing in early 2012. The new facility can be increased to $150 million and matures in February 2017. The revolving credit is for general corporate purposes, including issuing standby and commercial letters of credit, and provides an additional source of liquidity. The Company currently has no direct borrowings under the revolving credit facility.

About Stein Mart

Stein Mart stores offer the fashion merchandise, service and presentation of a better department or specialty store, at prices competitive with off-price retail chains. Currently with locations from Florida to California, Stein Mart’s focused assortment of merchandise features current season, moderate to better fashion apparel for women and men, as well as accessories, shoes and home fashions.

SAFE HARBOR STATEMENT

Except for historical information contained herein, the statements in this release may be forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company does not assume any obligation to update or revise any forward-looking statements even if experience or future changes make it clear that projected results expressed or implied will not be realized. Forward-looking statements involve known and unknown risks and uncertainties that may cause Stein Mart’s actual results in future periods to differ materially from forecasted or expected results. Those risks include, without limitation:

•	continued consumer sensitivity to economic conditions

•	on-going competition from other retailers

•	changing preferences in apparel

•	the effectiveness of advertising, marketing and promotional strategies

•	ability to negotiate acceptable lease terms with current landlords

•	ability to successfully implement strategies to exit under-performing stores

•	unanticipated weather conditions and unseasonable weather

•	adequate sources of merchandise at acceptable prices

•	the Company’s ability to attract and retain qualified employees

•	disruption of the Company’s distribution system

•	acts of terrorism

•	other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission

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Additional information about Stein Mart, Inc. can be found at www.steinmart.com